Exhibit (b)(4)

LIMITED GUARANTY

LIMITED GUARANTY, dated as of February 21, 2012 (this “Limited Guaranty”), by Frontenac IX Private Capital Limited Partnership, Frontenac IX Private Capital A Limited Partnership and Frontenac IX Private Capital (Cayman) Limited Partnership (collectively, the “Guarantors” and each, a “Guarantor”), in favor of ATS Corporation, a Delaware corporation (the “Guaranteed Party”).

1.             GUARANTY.

(a)           To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among Salient Federal Solutions, Inc., a Delaware corporation (“Parent”), Atlas Merger Subsidiary, Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”) and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), each Guarantor, intending to be legally bound hereby, subject to the terms and provisions hereof, including (but not limited to) the next succeeding sentence, absolutely, irrevocably and unconditionally, severally but not jointly, guarantees to the Guaranteed Party the due and punctual performance and discharge of such Guarantor’s respective percentage as set forth opposite its name in Exhibit A (for each such Guarantor, its “Guaranteed Percentage”) of the payment obligations of Parent to the Guaranteed Party of the Reverse Termination Payment under Section 10.3(c) of the Merger Agreement, including the expense reimbursement obligations of Parent to the Guaranteed Party required to be paid pursuant to Section 10.3(c) of the Merger Agreement, as and when due (the “Guaranteed Obligations”).  In no event shall a Guarantor’s aggregate liability under this Limited Guaranty exceed such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  Except as otherwise provided herein, each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty.  Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guaranty.  The Guaranteed Party hereby agrees that the Guarantors shall in no event collectively be required to pay more than $3,750,000 (the “Maximum Amount”) (or, in the case of each Guarantor, its Guaranteed Percentage of the Maximum Amount) under or in respect of this Limited Guaranty, and that no Guarantor or Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty, other than as expressly set forth herein.

(b)           If Parent fails to discharge its Guaranteed Obligations when due, then each Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge any of its Guaranteed

Obligations, take any and all actions pursuant and subject to, and in accordance with, this Limited Guaranty to collect any Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations.

(c)           The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against each Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity (subject, in all cases, to the terms and provisions hereof), and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defenses”).  Notwithstanding anything to the contrary herein, the guarantee by the Guarantors of the Guaranteed Obligations under this Limited Guaranty may be enforced for the payment of money only.

(d)           Each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations, regardless of whether any such action is brought against Parent, Merger Sub or any other Guarantor or whether Parent, Merger Sub or any other Guarantor is joined in any such action or actions.

(e)           The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates not to institute, directly or indirectly, any Proceeding or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, against any Guarantor or any Guarantor Affiliate (as defined below) except for (i) claims by the Guaranteed Party against any Guarantor under and in accordance with this Limited Guaranty (the “Retained Guaranty Claims”), (ii) claims by the Guaranteed Party against Parent and Merger Sub under and in accordance with the Merger Agreement (the “Retained Purchase Agreement Claims”), (iii) with respect to the Confidentiality Agreement dated March 31, 2011 between the Guaranteed Party and Parent (the “NDA”), claims by the Guaranteed Party against Parent under and in accordance with the NDA (the “Retained NDA Claims”) or (iv) to the extent (but only to the extent) Guaranteed Party is expressly entitled to cause Guarantors to perform and Parent to enforce the Equity Commitment Letter in accordance with the terms thereof, and claims by the Guaranteed Party against Guarantors and against Parent seeking to cause Investor LLC (as defined in the Equity Commitment Letter), Holdco (as defined in the Equity Commitment Letter) and Parent to enforce the Equity Commitment Letter in accordance with its terms (the “Retained Equity Commitment Claims” and together with the Retained Guaranty Claims, the Retained Purchase Agreement Claims and the Retained NDA Claims, the “Retained Claims”).

(f)            Each Guarantor agrees to pay on demand all out-of-pocket expenses (including reasonable fees of counsel) incurred by Guaranteed Party in connection with the enforcement of its rights hereunder if (i) (A) such Guarantor asserts in any litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and (B) the Guaranteed Party prevails in such litigation or proceeding, (ii) such Guarantor raises a Prohibited Defense, regardless of whether the Guaranteed Party prevails in such litigation or proceeding or (iii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that Guarantor is required to make such payment hereunder.

(g)           The Guaranteed Party further agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that Guarantors may be limited partnerships, limited liability companies, corporations or other similar limited liability entities, neither the Guaranteed Party nor any Affiliate nor any Person claiming by or through the Guaranteed Party has any remedy, recourse or right of recovery against, or contribution from, (i) any Guarantor, (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Guarantor, (iii) Investor LLC, Holdco Parent or Merger Sub, (iv) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Investor LLC, Holdco Parent or Merger Sub or (v) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing (those persons and entities described in the foregoing clauses (ii), (iii), (iv) and (v) being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of any Guarantor, Parent or Merger Sub against any Guarantor or any Guarantor Affiliate, or otherwise, except for its rights against the Guarantors under this Limited Guaranty; provided, however, that in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all of such Guarantor’s remaining net assets plus uncalled capital commitment is less than the Maximum Amount, then, and in each such case, Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder up to the portion of the Maximum Amount for which such Guarantor is liable, as determined in accordance with this Limited Guaranty.  As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity.

2.             NATURE OF GUARANTEE.  Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or Financing Letters that may be agreed to by Parent or Merger Sub.  In the event that any payment hereunder is rescinded or must otherwise be returned by a Guarantor for any reason whatsoever (other than in connection with the valid termination of such Guarantor’s obligations in accordance with Section 3 hereof or in other circumstances where such Guarantor is not liable to make such payment), each Guarantor shall remain liable hereunder as if such payment had not been made.  This Limited Guaranty is a guarantee of payment and not of collection, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantors hereunder.

3.             TERMINATION.  No Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest of (a) the Merger Closing, (b) termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Reverse Termination Payment is, in accordance with Section 10.3(c) of the Merger Agreement, due and owing by Parent (a termination pursuant to which a Reverse Termination Payment is payable pursuant to Section 10.3(c) of the Merger Agreement, a “Qualifying Termination”)), and (c) the 180th day after a Qualifying Termination unless prior to the 180th day after such Qualifying Termination, Guaranteed Party shall have commenced a suit, action or other proceeding against Parent alleging a Reverse Termination Payment is due and owing or against the Guarantors that amounts are due and owing from the Guarantors pursuant to Section 1 of this Limited Guaranty (a “Qualifying Suit”); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 180th day after a Qualifying Termination, no Guarantor shall have any further liability or obligation under this Limited Guaranty from and after the earliest of (w) the Merger Closing, (x) a final, non-appealable resolution of such Qualifying Suit determining that Parent does not owe a Reverse Termination Payment or that the Guarantors do not owe any amount pursuant to Section 1 of this Limited Guaranty, (y) a written agreement among the Guarantors and the Guaranteed Party terminating the obligations and liabilities of the Guarantors pursuant to this Limited Guaranty, and (z) payment of the Reverse Termination Payment (but in no event in excess of the applicable Maximum Amount) by the Guarantors and/or Parent or its Affiliates.  In the event that the Guaranteed Party or any of its Affiliates institutes any suit, action or other proceeding or makes any claim (A) asserting that any of the provisions of this Limited Guaranty hereof are illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the applicable Maximum Amount (or any Guarantor is liable in excess of its Guaranteed Percentage of the Maximum Amount), (B) arising under, or in connection with, this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, other than a Retained Claim, or (C) in respect of a Retained Claim in any jurisdiction other than in the applicable courts determined pursuant to Section 11 (unless none of such courts have subject matter jurisdiction with respect thereto), then (x) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guaranty, such Guarantor shall be entitled to recover such payments from the Person to whom such payment was made, and (z) none of the Guarantors, Parent, Merger Sub or any Guarantor

Affiliate shall have any liability to the Guaranteed Party or any of its Affiliates under this Limited Guaranty or with respect to the transactions contemplated by the Merger Agreement or the Equity Commitment Letter.

4.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a)           Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty.  Each Guarantor agrees that, subject to the terms and provisions hereof, the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:  (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Guarantor; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or Financing Letters made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor); (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantors); (vi) the existence of any claim, set-off or other right which a Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (viii) the value, genuineness, validity, regularity, illegality or enforceability of the Financing Letters, in each case in accordance with the terms and provisions thereof or (ix) any discharge of a Guarantor as a matter of applicable Law or equity (other than a discharge of a Guarantor with respect to the Guaranteed Obligations as a result of payment of the Guaranteed Obligations in accordance with their terms or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement set forth in Section 4).  To the fullest extent permitted by Law but subject to the other terms and conditions of this Limited Guaranty, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party.  Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be made to Parent or Merger Sub pursuant to the Merger Agreement and notices pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor).  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.  Each Guarantor hereby covenants and agrees that it shall not institute any proceeding asserting or assert as a defense in any proceeding, and shall cause its respective Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding, the Prohibited Defenses.

(b)           Each Guarantor hereby unconditionally agrees not to enforce any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and no Guarantor shall exercise any such rights unless and until all amounts payable by such Guarantor under this Limited Guaranty shall have been paid in full in immediately available funds.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by such Guarantor under this Limited Guaranty, such amount shall be received and held in trust for the benefit of the Guaranteed Party, and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by such Guarantor under this Limited Guaranty.  Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that:  (i) to the extent Parent is relieved of any of the Guaranteed Obligations under the Merger Agreement, each Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty; and (ii) each Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder, any breach by the Guaranteed Party of any of the terms or provisions hereof (other than the representations and warranties set forth in Section 5(b) hereof) or any breach in any material respect by the Guaranteed Party of any of the representations and warranties set forth in Section 5(b) hereof.

5.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time, subject to the terms and provisions hereof.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other Person (including Merger Sub) now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder with respect to the Guaranteed Obligations.

6.             RELEASE.  By its acceptance of this Limited Guaranty, to the maximum extent permitted by law, the Guaranteed Party, on its own behalf and, on behalf of its Affiliates, security holders and representatives and their respective officers, directors, employees, security holders, representatives and agents (collectively, the “Releasing Persons”) hereby waives each and every right of recovery against each Guarantor and each Guarantor Affiliate under or in connection with or related to this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter(s) or the transactions contemplated hereby or thereby or otherwise relating thereto and hereby releases each Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter(s) or any transaction contemplated hereby or thereby or otherwise relating thereto, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a claim by or on behalf of any Guarantor, Investor LLC, Holdco, Parent or any other Person against any Guarantor or any Guarantor Affiliate, or otherwise under any theory of law or equity (the “Released Claims”); provided that the foregoing shall not limit, and the Released Claims shall not include, any of the Retained Claims that are specifically permitted against such Guarantor or Guarantor Affiliate pursuant to Section 1(e) of this Limited Guaranty.  Without otherwise limiting the generality of the foregoing or any rights or remedies available to any Guarantor or any Guarantor Affiliate, Guaranteed Party agrees that this Limited Guaranty shall serve as a complete defense to any Released Claim against any Guarantor or any Guarantor Affiliate.

7.             REPRESENTATIONS AND WARRANTIES.

(a)           Each Guarantor hereby represents and warrants, severally but not jointly, that, except as would not reasonably be expected to impair or delay such Guarantor’s performance of its obligations hereunder in any material respect:

(i)            it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization;

(ii)           it has all requisite limited partnership power and authority to execute, deliver and perform this Limited Guaranty, and the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s partnership agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(iii)          (A) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and (B) no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty by such Guarantor;

(iv)          assuming due execution and delivery of the Merger Agreement by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general application relating to or affecting creditors’ rights generally and further subject to general equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing; and

(v)           such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 8 hereof.

(b)           The Guaranteed Party hereby represents and warrants that:

(i)            it has all requisite corporate power and authority to execute, deliver and perform this Limited Guaranty, and the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s charter, bylaws, or any Law;

(ii)           except as set forth in or contemplated by the terms and provisions of the Merger Agreement, (A) all consents, approvals, authorizations, permits of, filings with and notifications to any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and (B) no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guaranteed Party; and

(iii)          assuming due execution and delivery of this by all parties thereto, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general application relating to or affecting creditors’ rights generally and further subject to general equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

8.             NO ASSIGNMENT.  No Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by one or more Guarantors) or the Guarantors (in the case of an assignment or delegation by the Guaranteed Party).

9.             NOTICES.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by telecopy or email, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day.  All notices, demands and other communications hereunder if to an Investor shall be delivered as set forth on Exhibit A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.  If to the Guaranteed Party, notices, demands and other communications hereunder shall be delivered per the contact information set forth in the Merger Agreement.

10.          CONTINUING GUARANTEE.  This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding upon each Guarantor, its successors and assigns in accordance with the terms and conditions hereof; provided that the Guarantors’ obligations hereunder shall terminate in accordance with Section 3.

11.          GOVERNING LAW; JURISDICTION.  THIS LIMITED GUARANTY, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Any legal action or proceeding against, arising out of or relating to this Limited Guaranty or the transactions contemplated hereby, including any legal action or proceeding against any Guarantor Affiliate, shall be brought solely and exclusively in the Court of Chancery of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action or proceeding, such legal action or proceeding shall be brought solely and exclusively in the federal courts of the United States of America located in the State of Delaware; provided, further, that if (and only after) both the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action or proceeding, such legal action or proceeding shall be brought in the

United States District Court for the Eastern District of Virginia. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts, in accordance with the foregoing order of priority, in respect of any legal action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any legal action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 11. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such legal action or proceeding in any such court. Nothing in this letter agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

12.          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 9 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.          COUNTERPARTS.  This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto.  This Limited Guaranty may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.          CONFIDENTIALITY.  This Limited Guaranty shall be treated as confidential and is being provided to Guaranteed Party solely in connection with the execution and delivery of the Merger Agreement.  This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except (i) to the extent required by applicable law, (ii) to the extent required by the rules of the stock exchange on which the stock of the Guaranteed Party is listed and (iii) with the written consent of the Guarantors and Guaranteed Party; provided, that no such written consent shall be required (and the Guarantors, Guaranteed Party and their Affiliates shall be free to release such information) for disclosures to such Person’s respective representatives in connection with the transactions contemplated hereby, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 14.

15.          MISCELLANEOUS.

(a)           Together with the Merger Agreement, the Equity Commitment Letter, and the Confidentiality Agreement, this Limited Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.  No amendment, supplementation, modification or waiver of this Limited Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(b)           Any term or provision of this Limited Guaranty that is invalid, illegal or unenforceable in any jurisdiction (as determined by a court of competent jurisdiction) shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 1(e) and 1(g) hereof.  Upon a determination that any term or other provision hereof is invalid, illegal or incapable of being by a court of competent jurisdiction (determined in accordance with Section 11), (i) a suitable and equitable term or provision determined by a court of competent jurisdiction shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable under applicable Law, the intent and purpose of such invalid, illegal or unenforceable term or provision and (ii) the remainder of this Limited Guaranty and the application of such terms and other provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such term or provision, or the application of such term or provision, in any other jurisdiction, subject, in each case, to the terms and provisions hereof; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 1(e) and 1(g) hereof.  Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(d)           All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

(e)           Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each of the Guarantors under this Limited Guaranty are solely contractual in nature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Guarantors has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

FRONTENAC IX PRIVATE CAPITAL LIMITED PARTNERSHIP

By:	Frontenac IX Partners, L.P.
Its:	General Partner

By:	Frontenac IX Partners GP, L.P.
Its:	General Partner

By:	Frontenac Company IX, L.L.C.
Its:	General Partner

By:	/s/ Walter Florence
Name:	Walter Florence
Its:

FRONTENAC IX PRIVATE CAPITAL A LIMITED PARTNERSHIP

By:	Frontenac IX Partners, L.P.
Its:	General Partner

By:	Frontenac IX Partners GP, L.P.
Its:	General Partner

By:	Frontenac Company IX, L.L.C.
Its:	General Partner

By:	/s/ Walter Florence
Name:	Walter Florence
Its:

FRONTENAC IX PRIVATE CAPITAL (CAYMAN) LIMITED PARTNERSHIP

By:	Frontenac IX Partners (Cayman) GP, LLC
Its:	General Partner

By:	Frontenac IX Partners, GP, L.P.
Its:	Sole Member

By:	Frontenac Company IX, L.L.C.
Its:	General Partner

By:	/s/ Walter Florence
Name:	Walter Florence
Its:

[Limited Guaranty Signature Page (1 of 2)]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above-by-its officer thereunto duly authorized.

ATS CORPORATION

By:	/s/ Pamela A. Little
Name:	Pamela A. Little
Title:	Co-Chief Executive Officer

[Limited Guaranty Signature Page (2 of 2)]

EXHIBIT A

Guarantor	Notice Address	Guaranteed Percentage
FRONTENAC IX PRIVATE CAPITAL LIMITED PARTNERSHIP	c/o Frontenac Company 135 South LaSalle Street Suite 3800 Chicago, Illinois 60603-4131 Attention: Walter Florence	93.51179%
FRONTENAC IX PRIVATE CAPITAL A LIMITED PARTNERSHIP	c/o Frontenac Company 135 South LaSalle Street Suite 3800 Chicago, Illinois 60603-4131 Attention: Walter Florence	1.88821%
FRONTENAC IX PRIVATE CAPITAL (CAYMAN) LIMITED PARTNERSHIP	c/o Frontenac Company 135 South LaSalle Street Suite 3800 Chicago, Illinois 60603-4131 Attention: Walter Florence	4.60000%